UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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BOLT TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOLT TECHNOLOGY CORPORATION
Four Duke Place
Norwalk, Connecticut 06854
(203) 853-0700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 24, 2009

To the Stockholders of Bolt Technology Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”), will be held at the Doubletree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, on Tuesday, November 24, 2009, at 10:00 A.M., Eastern Standard Time, for the following purposes:

(1)	To elect Michael H. Flynn, George R. Kabureck and Raymond M. Soto as directors of the Company to hold office for a term of three years and until their successors are duly elected and shall qualify.
(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on October 1, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

Directions to the meeting location may be obtained by contacting the Company’s Secretary at (203) 853-0700.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY AT THEIR EARLIEST CONVENIENCE, EVEN IF THEY PLAN TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,
WILLIAM C. ANDREWS, Secretary

Dated: October 23, 2009

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting
to be held on November 24, 2009

This Proxy Statement, the proxy card and the Company’s Annual Report to Stockholders are available at http://www.bolt-technology.com

BOLT TECHNOLOGY CORPORATION
Four Duke Place
Norwalk, Connecticut 06854
(203) 853-0700

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 24, 2009

The accompanying proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Bolt Technology Corporation (the “Company”) to be held at the Doubletree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, on Tuesday, November 24, 2009, at 10:00 A.M., Eastern Standard Time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement, Notice of Annual Meeting and accompanying proxy card will be first given or mailed to stockholders is October 23, 2009.

Only stockholders of record of the Company’s Common Stock, without par value (the “Common Stock”), at the close of business on October 1, 2009 are entitled to notice of, and to vote the shares of Common Stock held by them on that date at, the Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournments or postponements thereof. On October 1, 2009, there were issued and outstanding 8,688,093 shares of Common Stock, the holders of which are entitled to one vote per share on all matters.

A quorum for the Annual Meeting of Stockholders shall consist of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy.

Any stockholder giving a proxy is empowered to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder may still attend the meeting and vote in person, regardless of whether he has previously given a proxy, but presence at the meeting will not revoke his proxy unless such stockholder votes in person.

If the accompanying proxy card is properly completed, signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

Unless contrary instructions are given, the persons designated as proxies in the proxy card will vote (i) FOR the slate of nominees proposed by the Board of Directors, and (ii) with regard to all other matters that may be properly brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the proxies.

Votes withheld, abstentions and broker non-votes (shares held by brokers or nominees that are present in person or represented by proxy but which are not voted on a particular matter because instructions have not been received from the beneficial owner) will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Directors will be elected by a plurality of votes present, in person or by proxy, at the Annual Meeting. All other matters that properly come before the Annual Meeting will be approved if the votes cast in favor of the matter exceed the votes cast in opposition to the matter. Votes withheld, abstentions and broker non-votes are not counted as a vote “in favor” or a vote “against” (i) the election of any director or (ii) any other such matters.

All share numbers in this Proxy Statement have been adjusted, as necessary, to reflect the Company’s 3-for-2 stock split to stockholders of record on January 16, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

A beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Voting power is the power to vote or direct the voting of securities, and investment power is the power to dispose of or direct the disposition of securities. The following table sets forth certain information concerning each person known to the Company or its management who beneficially owned more than 5% of the Company’s Common Stock as of October 1, 2009.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class(1)
Barclays Global Investors, N.A. 400 Howard Street San Francisco, California 94105(2)	437,584	5.04%

(1)	Percentage is based on 8,688,093 shares of the Company’s Common Stock outstanding on October 1, 2009.
(2)	Based solely on information reported in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, by Barclays Global Investors, N.A. on its behalf and on behalf of its following affiliates: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. The Schedule 13G reports that as of December 31, 2008, Barclays Global Investors, N.A. had sole voting power with respect to 219,293 shares held and sole dispositive power with respect to 233,818 shares held, and Barclays Global Fund Advisors had sole voting and dispositive power with respect to 203,766 shares held. According to the Schedule 13G, the shares reported are held by the entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth all equity securities of the Company beneficially owned as of October 1, 2009 by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table below, and (iii) all directors and executive officers as a group. Except as otherwise indicated, all beneficial ownership reflected in the table represents sole voting and investment power as to the shares of Common Stock listed.

Name	Amount of Shares of Common Stock Owned/Nature of Ownership(1)(2)		Options Exercisable(3)	Total	Percent of Total Class(4)
William C. Andrews	10,000		375	10,375	*
Kevin M. Conlisk	17,000	(5)	5,250	22,250	*
Joseph Espeso	22,100		562	22,662	*
Michael H. Flynn	2,500		9,000	11,500	*
Michael C. Hedger	10,500		562	11,062	*
George R. Kabureck	6,617		9,000	15,617	*
Joseph Mayerick, Jr.	13,500		562	14,062	*
Stephen F. Ryan	2,500		7,125	9,625	*
Gerald A. Smith	11,824		5,250	17,074	*
Raymond M. Soto	157,414		1,875	159,289	1.8%
All Executive Officers and Directors as a Group	253,955		39,561	293,516	3.4%

*	Less than 1% of the Company’s outstanding shares of Common Stock as of October 1, 2009.
(1)	Includes 10,000 shares, 1,050 shares and 2,812 shares held by the wives of Messrs. Conlisk, Espeso and Soto, respectively (an aggregate of 13,862 shares owned by the wives of all directors and officers as a group), as to which such directors and officers disclaim beneficial ownership.
(2)	Includes 9,000 shares of restricted stock held by Mr. Andrews; 1,000 shares of restricted stock held by Mr. Conlisk; 12,000 shares of restricted stock held by Mr. Espeso; 1,000 shares of restricted stock held by Mr. Flynn; 9,600 shares of restricted stock held by Mr. Hedger; 1,000 shares of restricted stock held by Mr. Kabureck; 12,000 shares of restricted stock held by Mr. Mayerick; 1,000 shares of restricted stock held by Mr. Ryan; 1,000 shares of restricted stock held by Mr. Smith; and 40,000 shares of restricted stock held by Mr. Soto. Pursuant to the terms of each restricted stock award agreement, each individual has voting power but not investment power as to the shares of restricted stock held by him.
(3)	Represents shares subject to stock options granted under the Company’s Amended and Restated 2006 Stock Option and Restricted Stock Plan that may be acquired within 60 days of October 1, 2009.
(4)	The percentages represent the number of shares listed under the “Total” column divided by the Company’s outstanding shares of Common Stock as of October 1, 2009 plus all shares subject to stock options granted to the individual or group, as applicable, that may be acquired within 60 days of October 1, 2009.
(5)	Includes 6,000 shares held by Mr. Conlisk and his wife as joint tenants.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with the Company’s Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes, with the directors in each class elected at successive annual meetings for three year terms. The Company’s Board of Directors currently consists of nine members, all of whom are elected by the holders of the Common Stock.

The three directors whose terms are expiring at the Annual Meeting are Michael H. Flynn, George R. Kabureck and Raymond M. Soto. The Nominating Committee has recommended for nomination, and the Board of Directors has nominated, Michael H. Flynn, George R. Kabureck and Raymond M. Soto to stand for election at the Annual Meeting in the class of directors whose term expires at the Company’s Annual Meeting of Stockholders in 2012. Mr. Soto has served as a director of the Company since 1979, and Messrs. Flynn and Kabureck have served as directors of the Company since 2002.

At the Annual Meeting, the accompanying proxy, if properly completed, executed and returned, will be voted (absent contrary instructions) in favor of electing these three nominees as directors. Should any one or all of these nominees become unable to accept nomination or election, which the Board of Directors has no reason to believe will be the case, the persons named in the enclosed form of proxy will vote for the election of such person or persons as the Nominating Committee may recommend for nomination and the Board of Directors may nominate. The other persons listed below will continue in office as directors until the expiration of their terms and until their successors are duly elected and shall qualify.

The Board of Directors recommends a vote “FOR” the slate of nominees described below.

The following table sets forth the name, age and principal occupation for the past five years of, and certain other information for, each of the nominees for election as a director and each of the incumbent directors of the Company.

Name, Age and Positions, if any, with the Company	Business Experience During Past 5 Years	Director Since
Nominees for Term Expiring in 2012:
Michael H. Flynn, 71, Director	Director of Connecticut Community Bank N.A. since 2003. Director of Yale-New Haven Hospital since 2002 and Yale-New Haven Health System since 1996. Retired in 2006 as Vice Chairman of Connecticut Community Bank N.A.	2002
George R. Kabureck, 70, Director	Retired in 2001 as Senior Vice President — Administration of Norwalk Hospital.	2002
Raymond M. Soto, 70, Chairman, President, Chief Executive Officer and Director	President and Chief Executive Officer of the Company since 1990, and Chairman of the Company since 1997.	1979

Name, Age and Positions, if any, with the Company	Business Experience During Past 5 Years	Director Since
Directors Elected for Term Expiring in 2010:
Joseph Espeso, 67, Senior Vice President — Finance, Chief Financial Officer, Assistant Secretary and Director	Senior Vice President — Finance and Chief Financial Officer of the Company since 2001.	1999
Michael C. Hedger, 54, Director	President, A-G Geophysical Products, Inc., a wholly-owned subsidiary of the Company, since 2002.	2007
Stephen F. Ryan, 74, Director	Retired in 2001 from Selas Corporation of America (now known as IntriCon Corporation), a diversified international firm engaged in the design, development, engineering and manufacturing of industrial products, where he served as Chairman for three years and President, Chief Executive Officer and Director for 13 years. Director of Environmental Tectonics Corporation, a diversified publicly traded company, since March 2009.	2004
Directors Elected for Term Expiring in 2011:
Kevin M. Conlisk, 64, Director	A principal and Chief Financial Officer of Alinabal Holdings Corporation, a diversified manufacturer of industrial products, for more than five years. Trustee of Fairfield University since 2004.	1996
Joseph Mayerick, Jr., 67, Senior Vice President — Marketing, Assistant Secretary and Director	Senior Vice President — Marketing of the Company since 1991.	1993
Gerald A. Smith, 63, Director	Chief Executive Officer of Fiserv Lending Solutions, a division of Fiserv, Inc., an independent, full service provider of integrated data processing and information management systems to the financial industry, for more than five years.	1993

GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2009, the Board of Directors held seven Board meetings and ten Committee meetings. No director attended fewer than 75% of the total number of meetings of the Board and of the Committees of which he is a member.

The Board of Directors has adopted a policy encouraging its members to attend the Annual Meeting of Stockholders. All of the Company’s directors attended the 2008 Annual Meeting of Stockholders.

The Board of Directors has determined that the following members of the Board and nominees for director are “independent” in accordance with the NASDAQ Marketplace Rules: Kevin M. Conlisk, Michael H. Flynn, George R. Kabureck, Stephen F. Ryan and Gerald A. Smith. During the fiscal year ended June 30, 2009, the independent members of the Board of Directors held two meetings without the employee directors present.

Information on Committees of the Board of Directors

The committees of the Board of Directors are the Audit Committee, the Executive Compensation Committee, the Nominating Committee, the Stock Option Committee and the Executive Committee.

Audit Committee.  The Audit Committee is a committee of the Board of Directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (15 U.S.C. 78c(a)(58)(A)). The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including approval in advance of all audit and non-audit services (except as permitted by law) provided to the Company by independent accountants, selection of the independent accountants to perform the annual audit of the Company, review and discussion with the independent accountants of the plan for and the results of the annual audit, and review of the Company’s internal controls and accounting system. The current members of the Audit Committee are Gerald A. Smith (Chairman), Kevin M. Conlisk, George R. Kabureck and Stephen F. Ryan. The Board of Directors has determined that each member of the Audit Committee is “independent” in accordance with the NASDAQ Marketplace Rules. The Board of Directors has also determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. The Audit Committee held four meetings during fiscal year 2009. The Board of Directors has adopted a written charter for the Audit Committee, which is not available on the Company’s website but is annexed as Appendix A to this Proxy Statement.

Executive Compensation Committee.  The Executive Compensation Committee oversees the Company’s executive compensation programs and establishes its executive compensation policies. The current members of the Executive Compensation Committee are George R. Kabureck (Chairman), Kevin M. Conlisk and Stephen F. Ryan. The Board of Directors has determined that each member of the Executive Compensation Committee is “independent” in accordance with the NASDAQ Marketplace Rules. The Executive Compensation Committee held four meetings during fiscal year 2009. The Board of Directors has adopted a written charter for the Executive Compensation Committee, which is not available on the Company’s website but is annexed as Appendix B to the Company’s Proxy Statement dated October 24, 2008, for the Company’s 2008 Annual Meeting of Stockholders (the “2008 Proxy Statement”). The 2008 Proxy Statement is available through the Company’s website at www.bolt-technology.com and on the website maintained by the Securities and Exchange Commission at www.sec.gov.

Pursuant to its charter, the Executive Compensation Committee determines, or recommends to the Board of Directors for determination, the compensation level, including annual salary and discretionary bonus, of the Company’s Named Executive Officers listed in the Summary Compensation Table set forth below in this Proxy Statement, and reviews and recommends to the Board of Directors the form and amount of compensation of members of the Board of Directors, including compensation for committee service or service as chairperson of a committee. The charter permits the Executive Compensation Committee to delegate its authority to subcommittees or to one member, as the Executive Compensation Committee deems appropriate, as long as the subcommittee or individual delegate reports any actions it takes to the whole Executive Compensation Committee at its next scheduled meeting; in fiscal year 2009 the Executive Compensation Committee did not delegate its authority to any subcommittees or members. The Executive Compensation Committee considers input from the Chief Executive Officer with respect to compensation of the Named Executive Officers and directors, although determinations or final recommendations regarding executive compensation are made by the Executive Compensation Committee. Under the charter, the Executive Compensation Committee has the authority to retain third-party consultants to provide advice regarding compensation issues; in fiscal year 2009 the Executive Compensation Committee did not retain a third-party consultant to review the Company’s current policies and procedures with respect to executive compensation. The Executive Compensation Committee also reviews and discusses with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in the Company’s proxy statement for its annual meeting of stockholders and, based on that review and discussion, makes a recommendation to the Board of Directors regarding inclusion of the CD&A in the Company’s annual proxy statement, and issues a report on its review, discussion and recommendation which is included in the Company’s annual proxy statement.

Compensation Committee Interlocks and Insider Participation.  No member of the Executive Compensation Committee served as an officer or employee of the Company during fiscal year 2009 or was formerly an officer of the Company, and no member of the Executive Compensation Committee had any relationships during fiscal year 2009 requiring disclosure by the Company under the Securities and Exchange Commission’s rules relating to disclosure of certain relationships and related transactions. None of the Company’s executive officers served as a member of the board of directors or compensation committee of any other company that had an executive officer serving as a member of the Company’s Board of Directors or Executive Compensation Committee during fiscal year 2009.

Nominating Committee.  The Nominating Committee is primarily responsible for identifying individuals qualified to become directors of the Company and recommending to the Board of Directors candidates to fill vacancies on the Board or to stand for election to the Board by the stockholders. The current members of the Nominating Committee are Michael H. Flynn (Chairman), Kevin M. Conlisk, George R. Kabureck, Stephen F. Ryan and Gerald A. Smith. The Board of Directors has determined that each member of the Nominating Committee is “independent” in accordance with the NASDAQ Marketplace Rules. The Nominating Committee held one meeting during fiscal year 2009. The Board of Directors has adopted a written charter for the Nominating Committee, which is not available on the Company’s website but is annexed as Appendix C to the 2008 Proxy Statement. The 2008 Proxy Statement is available through the Company’s website at www.bolt-technology.com and on the website maintained by the Securities and Exchange Commission at www.sec.gov.

The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to the Board of Directors. The Nominating Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management and stockholders. The Nominating Committee has not established specific minimum qualifications for recommended nominees. As a matter of practice, however, the Nominating Committee considers nominees for director based on criteria approved by the Board of Directors, some of which may include their integrity, judgment, independence, financial and business experience, their ability to represent and act on behalf of all stockholders, and the extent to which the nominee would fill a present need on the Board. Consideration of new Board nominee candidates typically involves internal discussions, identification of potential candidates and interviews with selected candidates. Stockholder recommendations will be evaluated in the same manner as any other recommendations received.

For the 2010 Annual Meeting of Stockholders, the Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to the Board of Directors that are received by the Secretary of the Company no later than June 25, 2010. Stockholder recommendations must be signed, dated and sent to the Office of the Secretary at the Company’s offices at Four Duke Place, Norwalk, Connecticut 06854, and must include the following information: (i) the name and address of the stockholder making the recommendation; (ii) proof that the stockholder making the recommendation was a stockholder of record and/or beneficial owner of the Company’s Common Stock as of the date of the letter; (iii) the name, address, resume and biographical information of the recommended nominee, information regarding the recommended nominee’s qualifications, and such other information as is required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission; and (iv) the written consent of the recommended nominee to serve as a director of the Company if so nominated and elected.

Stock Option Committee.  The Stock Option Committee is authorized to administer the Bolt Technology Corporation Amended and Restated 2006 Stock Option and Restricted Stock Plan (the “Stock Option and Restricted Stock Plan”) in accordance with its terms. Under the terms of the Stock Option and Restricted Stock Plan, the Stock Option Committee must be composed of two or more directors who are not employees or officers of the Company. The current members of the Stock Option Committee are Stephen F. Ryan (Chairman), Kevin M. Conlisk, Michael H. Flynn, George R. Kabureck and Gerald A. Smith. The Stock Option Committee held one meeting during fiscal year 2009.

Executive Committee.  The Executive Committee is authorized to exercise the general powers of the Board of Directors managing the business and affairs of the Company between meetings of the Board. The current members of the Executive Committee are Raymond M. Soto (Chairman), Kevin M. Conlisk and Gerald A. Smith. The Executive Committee did not meet in fiscal year 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements for the fiscal year ended June 30, 2009 with management and McGladrey & Pullen, LLP, the Company’s independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent accountants’ independence with the independent accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed with the Securities and Exchange Commission.

The Audit Committee also reviewed the fees paid to McGladrey & Pullen, LLP during fiscal year 2009 and determined that the services provided by McGladrey & Pullen, LLP are compatible with maintaining its independence.

Audit Committee
Gerald A. Smith, Chairman Kevin M. Conlisk George R. Kabureck Stephen F. Ryan

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

Name	Position
Raymond M. Soto	Chairman of the Board, President, Chief Executive Officer and Director(1)
Joseph Espeso	Senior Vice President — Finance, Chief Financial Officer, Assistant Secretary and Director
Joseph Mayerick, Jr.	Senior Vice President — Marketing, Assistant Secretary and Director
William C. Andrews	Vice President — Administration and Compliance and Secretary
Kevin M. Conlisk	Director(1)(2)(3)(4)(5)
Michael H. Flynn	Director(4)(5)
Michael C. Hedger	Director
George R. Kabureck	Director(2)(3)(4)(5)
Stephen F. Ryan	Director(2)(3)(4)(5)
Gerald A. Smith	Director(1)(2)(4)(5)

(1)	Member of the Executive Committee
(2)	Member of the Audit Committee
(3)	Member of the Executive Compensation Committee
(4)	Member of the Nominating Committee
(5)	Member of the Stock Option Committee

Mr. Andrews, 49, joined the Company in September 2007 and was elected Vice President —  Administration and Compliance and Secretary on November 20, 2007. Prior to joining the Company, Mr. Andrews was employed for a total of 13 years by Pitney Bowes Inc., most recently from 2005 to 2007. Mr. Andrews served in various capacities within Pitney Bowes Inc., including serving as Director, Finance-Latin America and US Dealer Channels and Director of Compliance and Controls-Finance Shared Services. During 2004, Mr. Andrews was engaged as a consultant.

See “Election of Directors” for biographies of each other director and executive officer.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available on the Company’s website at www.bolt-technology.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Michael C. Hedger, a director of the Company, is the President of the Company’s wholly-owned subsidiary, A-G Geophysical Products, Inc. (“A-G”), and has an employment agreement with A-G in effect through June 30, 2012, subject to extension, which provides for annual salary, discretionary bonus and incentive compensation.

For the fiscal year ended June 30, 2009, Mr. Hedger received approximately $878,000 pursuant to his employment agreement, including a matching contribution paid to his account under the Company’s 401(k) Savings Plan. On August 26, 2009, Mr. Hedger was granted a five year option to purchase 7,500 shares of the Company’s Common Stock at $12.96 per share. The option is exercisable, subject to the provisions of the Company’s Stock Option and Restricted Stock Plan and the stock option agreement, with respect to 25% of the shares covered under the option in each of the second through fifth years of its term. On September 24, 2009, Mr. Hedger was awarded 6,000 shares of restricted stock at no consideration. The shares of restricted stock are subject to a risk of forfeiture that is scheduled to lapse, subject to the provisions of the Company’s Stock Option and Restricted Stock Plan and the restricted stock award agreement, in five equal annual installments commencing one year after the date of grant and ending five years after the date of grant.

Review, Approval or Ratification of Transactions with Related Persons

In addition to the policies in the Company’s Code of Ethics, the Audit Committee is responsible for review, oversight and approval of all transactions between the Company and any related person (as defined in the Securities and Exchange Commission’s rules).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Executive Compensation Committee, also referred to as the Compensation Committee, assists the Board of Directors in fulfilling its responsibilities with respect to oversight and determination of compensation to the Company’s executive officers named in the Summary Compensation Table set forth below, who are sometimes referred to collectively as the Named Executive Officers. The Compensation Committee’s recommendations with respect to executive compensation are reviewed, as appropriate, by the Stock Option Committee or the independent members of the Board of Directors. The Compensation Committee’s composition, functions, duties and responsibilities are described in this Proxy Statement under “General Information Relating to the Board of Directors — Information on Committees of the Board of Directors — Executive Compensation Committee.”

The Company’s executive compensation philosophy is designed to attract, retain and reward capable employees who can contribute to the Company’s success through two principal components: (i) base salary and (ii) annual discretionary cash and long-term incentive compensation bonus. The Company also provides certain executive officers with benefits such as health, disability and life insurance, certain perquisites, severance benefits and participation in a 401(k) savings plan with a Company match component that is available to all eligible employees. Each of these components is discussed in more detail below. These elements are combined in an effort to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of the Company’s executive officers with those of the Company’s stockholders. Individual compensation will vary based on factors such as scope of responsibility, performance, ability, tenure and retention risk.

Base Salary.  The base salary of Mr. Soto, the Company’s Chairman, President and Chief Executive Officer, is determined pursuant to his employment agreement, which provides for an annual salary increase of at least 5%. Mr. Soto’s fiscal year 2009 base salary was $370,000, a 5% increase over his fiscal year 2008 base salary of $352,200. The terms of Mr. Soto’s employment agreement are described in greater detail in this Proxy Statement following the Summary Compensation Table set forth below.

The base salaries of the Company’s other Named Executive Officers are determined on an individual basis and are based on a periodic review and evaluation of a number of factors, including job responsibilities, an evaluation of individual performance and contributions, the individual’s historical pay levels and the recommendation of the Chief Executive Officer. The Compensation Committee seeks to maintain base salaries for the Named Executive Officers at levels that the Compensation Committee believes are competitive and reasonable based on its general business experience. In making decisions as to the base salaries of the Named Executive Officers, the Compensation Committee does not engage in benchmarking by using specific compensation data about other companies as a reference point. The Compensation Committee does not consider any one factor more important than any other and does not use any particular formula to arrive at base salary level. For fiscal year 2009, the base salary of each of Mr. Espeso, Senior Vice President — Finance and Chief Financial Officer, and Mr. Mayerick, Senior Vice President — Marketing, was $220,500, a 5% increase over their fiscal year 2008 base salaries of $210,000, and the base salary of Mr. Andrews, Vice President —  Administration and Compliance and Secretary, was $185,000, a 6% increase over his fiscal year 2008 base salary of $175,000.

Annual Discretionary Cash and Long-Term Incentive Compensation Bonus.  The Compensation Committee has not adopted any formal guidelines for determining annual discretionary cash or long-term incentive compensation bonuses, although the Compensation Committee observes an overall limitation that total bonuses to the Named Executive Officers with respect to a fiscal year cannot exceed 15% of (x) the Company’s income before taxes for that fiscal year plus (y) the total bonuses to the Named Executive Officers for that fiscal year.

To promote its long-term objectives, the Company has historically made equity awards in the form of stock options to employees, officers and directors and, effective in fiscal year 2008, restricted stock under the Company’s Stock Option and Restricted Stock Plan approved by the Company’s stockholders. Since equity awards may vest and grow in value over time, this component of the Company’s compensation plan is designed to reward performance over a sustained period. The Company intends these awards to strengthen the focus of employees, officers and directors who receive them on managing the Company from the perspective of a person with an equity stake in the Company.

The Company’s Stock Option Committee periodically considers stock option and restricted stock awards based on management recommendations and, with respect to awards to Named Executive Officers, recommendations of the Compensation Committee. In accordance with the terms of the Company’s Stock Option and Restricted Stock Plan, all of the Company’s stock options are granted at an exercise price of not less than the fair market value of the Company’s Common Stock on the date of grant, and restricted stock awards are granted for such consideration as determined by the Stock Option Committee.

Prior to the end of the Company’s fiscal year, the Compensation Committee receives a recommendation from the Chief Executive Officer with respect to discretionary cash bonuses and long-term incentive compensation bonuses for the Named Executive Officers (including himself) for the fiscal year based, in part, on management’s preliminary estimate of the Company’s financial results for that fiscal year and in part on the Chief Executive Officer’s assessment of his and the other Named Executive Officers’ individual contributions to the Company’s performance during such fiscal year. The Compensation Committee considers the Chief Executive Officer’s recommendation, the Company’s performance, the Named Executive Officer’s performance and contributions during the fiscal year, and other factors it may deem appropriate, to determine if a discretionary bonus will be awarded and, if so, makes a recommendation on the amount of the discretionary bonus. While the Compensation Committee considers the Company’s financial performance for the fiscal year in determining the aggregate amount of bonuses it is willing to approve with respect to that fiscal year, it does not consider any one factor more important than any other and does not use any particular formula to determine the annual discretionary bonus or long-term incentive compensation bonus paid to a specific Named Executive Officer. The factors the Compensation Committee considers for the Chief Executive Officer are the same as those considered for the other Named Executive Officers, although the Chief Executive Officer’s overall responsibility for decision-making and the Company’s performance are factored into the scale of the Chief Executive Officer’s annual discretionary cash and long-term incentive compensation bonus compared to those of the other Named Executive Officers.

The Compensation Committee reviews its initial recommendations based on the Company’s audited financial results for the fiscal year. The Compensation Committee’s recommendations with respect to executive compensation are then reviewed, as appropriate, by the Stock Option Committee or the independent members of the Board of Directors.

Annual Discretionary Cash and Long-Term Incentive Compensation Bonuses with respect to Fiscal Year 2009.  In approving discretionary bonus awards with respect to fiscal year 2009, the Compensation Committee considered that, although the Company’s financial results for fiscal year 2009 were below the Company’s record financial results for fiscal year 2008, they were nevertheless the second highest in the Company’s history. The Compensation Committee also noted various areas where management was responsible for cost savings during the fiscal year. The contributions of each of the Named Executive Officers during the fiscal year were also considered. The Compensation Committee considered the availability of stock options and restricted stock awards under the Company’s Stock Option and Restricted Stock Plan, and recommended that long-term incentive awards in the form of stock options and restricted stock be made in addition to discretionary cash bonus awards. In determining the amount of the discretionary cash bonus awarded to the Named Executive Officers, the Compensation Committee took into account its recommendations with respect to long-term incentive compensation to the Named Executive Officers in respect of fiscal year 2009.

On August 26, 2009, the Compensation Committee and the independent members of the Board of Directors approved discretionary cash bonuses with respect to fiscal year 2009 (i) to Mr. Soto in the amount of $240,000; (ii) to each of Mr. Espeso and Mr. Mayerick in the amount of $95,000; and (iii) to Mr. Andrews in the amount of $80,000 (these amounts include a bonus paid by the Company to certain of its salaried employees, including the Named Executive Officers, at the end of calendar year 2008 equal to approximately one-month’s salary).

Also on August 26, 2009, in conjunction with the discretionary cash bonus awards, the Compensation Committee recommended and the Stock Option Committee approved stock option grants and restricted stock awards to the Named Executive Officers as follows: Mr. Soto was granted options to purchase 20,000 shares of the Company’s Common Stock and was awarded 20,000 shares of restricted stock at no consideration; Messrs. Espeso and Mayerick were each granted options to purchase 7,500 shares of the Company’s Common Stock and were awarded 6,000 shares of restricted stock at no consideration; and Mr. Andrews was granted options to purchase 7,500 shares of the Company’s Common Stock and was awarded 5,000 shares of restricted stock at no consideration. The exercise price of the stock options awarded is $12.96 per share, the closing price of the Company’s Common Stock on the date of grant.

Each option granted to the Named Executive Officers is exercisable, subject to the provisions of the Company’s Stock Option and Restricted Stock Plan and the applicable stock option agreement, with respect to 25% of the shares covered under the option in each of the second through fifth years of its term. The shares of restricted stock granted to the Named Executive Officers are subject to a risk of forfeiture that is scheduled to lapse, subject to the provisions of the Stock Option and Restricted Stock Plan and the applicable restricted stock award agreement, in five equal annual installments commencing one year after the date of grant and ending five years after the date of grant. If Mr. Soto retires before the end of such five-year period, the risk of forfeiture with respect to any such restricted stock held by Mr. Soto will lapse on the date of his retirement.

Mr. Soto received a discretionary cash bonus and long-term incentive compensation bonus for fiscal year 2009, which was larger than those granted to the other Named Executive Officers. The bonus was awarded in recognition of the Company’s financial results for fiscal year 2009, which were the second-best in the Company’s history, Mr. Soto’s decision-making and leadership responsibilities with respect to those results, and Mr. Soto’s overall responsibilities with respect to the performance of the entire Company. Messrs. Espeso and Mayerick, the Company’s two Senior Vice Presidents, have historically received equal discretionary bonuses. Their contributions to the Company were deemed comparable for fiscal year 2009 and, as a result, they received the same discretionary cash and long-term incentive compensation bonus. Mr. Andrews received a discretionary cash and long-term incentive compensation bonus that reflects his increased responsibilities during fiscal year 2009, his second year with the Company.

Insurance Benefits.  The Company’s Named Executive Officers receive insurance benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. The Company maintains health, disability and group life insurance coverage for its eligible employees, including executive officers, who participate in such coverage on the same basis as the rest of the Company’s eligible employees. In addition, the Company reimburses certain medical expenses for its Named Executive Officers that are not covered under the Company’s health insurance program, up to a maximum per fiscal year of $10,000 for Mr. Soto and $3,000 each for Messrs. Espeso, Mayerick and Andrews.

Perquisites.  The Company’s executive officers are eligible to receive reimbursement for, or have paid directly, club dues and automobile leases. In addition, the Company pays the premiums on certain life insurance policies maintained for Mr. Soto and Mr. Mayerick. Mr. Soto receives these perquisites pursuant to the terms of his employment agreement.

Severance Benefits.  Pursuant to the terms of his employment agreement, Mr. Soto is entitled to receive certain severance payments and other benefits in certain circumstances. Messrs. Espeso and Mayerick participate in a severance compensation plan, pursuant to which they are entitled to receive certain severance payments in certain circumstances. The terms of these arrangements are summarized below under “Potential Payments Upon Termination or Change-in-Control.” These severance benefits are intended to ease the consequences of an unexpected termination of employment.

401(k) Savings Plan.  The Bolt Technology Corporation 401(k) Savings Plan is the primary retirement benefit offered to all our employees, including our executive officers. Participants may generally contribute to the 401(k) Savings Plan annually up to the maximum amount permitted under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Company provides to participants a matching contribution equal to 50% of the first 6% of the participant’s eligible compensation not to exceed limits on eligible compensation imposed by the Internal Revenue Code.

Tax Implications.  Pursuant to Section 162(m) of the Internal Revenue Code, the Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is among one of the four other most highly-compensated officers for that taxable year as reported in the Company’s proxy statement (a “Covered Employee”). The Company does not currently have any qualifying Covered Employees.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee and the Stock Option Committee have each reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Executive Compensation Committee and the Stock Option Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation Committee
George R. Kabureck, Chairman Kevin M. Conlisk Stephen F. Ryan
Stock Option Committee
Stephen F. Ryan, Chairman Kevin M. Conlisk Michael H. Flynn George R. Kabureck Gerald A. Smith

Summary Compensation Table

The following table summarizes the total compensation paid by the Company for fiscal years 2009, 2008 and 2007 to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other two executive officers. These persons are referred to collectively as the “Named Executive Officers” and each as a “Named Executive Officer.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Raymond M. Soto Chairman, President and Chief Executive Officer	2009	370,000	240,000	87,293	14,142	89,972	(2)	801,407
	2008	352,200	244,000	23,244	11,622	68,296		699,362
	2007	335,412	500,000	—	—	74,005		909,417

Joseph Espeso Senior Vice President — Finance, Chief Financial Officer and Assistant Secretary	2009	220,500	95,000	26,188	4,243	16,572	(3)	362,503
	2008	210,000	97,500	6,973	3,487	16,340		334,300
	2007	203,000	155,000	—	—	15,238		373,238

Joseph Mayerick, Jr. Senior Vice President — Marketing and Assistant Secretary	2009	220,500	95,000	26,188	4,243	20,506	(4)	366,437
	2008	210,000	97,500	6,973	3,487	19,117		337,077
	2007	203,000	155,000	—	—	37,597		395,597

William C. Andrews(5) Vice President — Administration and Compliance and Secretary	2009	185,000	80,000	17,459	2,828	14,627	(3)	299,914
	2008	148,000	43,600	4,649	2,324	—		198,573

(1)	Represents the dollar amount recognized in the Company’s financial statements with respect to the fiscal year indicated for all restricted stock awards or stock options, as applicable, held by the Named Executive Officer computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” (“SFAS 123(R)”). For a discussion of the assumptions made in these valuations, refer to “Note 11 — Stock Options and Restricted Stock” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and “Note 10 — Stock Options and Restricted Stock” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.
(2)	Mr. Soto’s “All Other Compensation” is composed of reimbursement of medical expenses not covered under the Company’s health insurance program, car lease payments, club membership dues, contribution to the Company’s 401(k) Savings Plan for employer match and $54,584 for premiums for certain life insurance policies maintained by the Company for Mr. Soto. Mr. Soto has the right to designate the beneficiary of such life insurance policies and in the event of the termination of his employment, for any reason, ownership of the life insurance policies transfers to Mr. Soto.

(3)	Mr. Espeso’s and Mr. Andrews’ “All Other Compensation” is composed of reimbursement of medical expenses not covered under the Company’s health insurance program, car lease payments and contribution to the Company’s 401(k) Savings Plan for employer match.
(4)	Mr. Mayerick’s “All Other Compensation” is composed of reimbursement of medical expenses not covered under the Company’s health insurance program, car lease payments, club membership dues and premiums for certain life insurance policies maintained by the Company for Mr. Mayerick. Mr. Mayerick has the right to designate the beneficiary of such life insurance policies and in the event of the termination of his employment, for any reason, ownership of the policies transfers to Mr. Mayerick.
(5)	Mr. Andrews joined the Company in September 2007 and was elected Vice President — Administration and Compliance and Secretary on November 20, 2007.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth all plan-based equity grants made by the Company during fiscal year 2009 to the Named Executive Officers. During fiscal year 2009, only awards of restricted stock were granted to the Named Executive Officers, and all such awards were made under the Company’s Stock Option and Restricted Stock Plan.

Name(1)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards($)(2)
Raymond M. Soto	8/26/08	10,000	187,700
Joseph Espeso	8/26/08	3,000	56,310
Joseph Mayerick, Jr.	8/26/08	3,000	56,310
William C. Andrews	8/26/08	2,000	37,540

(1)	Each of Messrs. Soto, Espeso, Mayerick and Andrews were granted stock options and awarded restricted stock on August 26, 2009 as part of their long-term incentive compensation bonus in respect of fiscal year 2009. Since these grants and awards were made after the end of fiscal year 2009, they are not included in the table, but they are discussed above under “Compensation Discussion and Analysis — Annual Discretionary Cash and Long-Term Incentive Compensation Bonuses with respect to Fiscal Year 2009.”
(2)	Represents the grant date fair value of each restricted stock award computed in accordance with SFAS 123(R). The fair value of restricted stock awards is calculated based on the number of shares of restricted stock awarded multiplied by the closing price per share of the Company’s Common Stock on the date of grant ($18.77).

Mr. Soto is the only Named Executive Officer who is party to an employment agreement with the Company. The current term of Mr. Soto’s employment agreement expires on June 30, 2012, subject to extension. The agreement provides for, among other things, a base annual salary determined by a formula subject to adjustment in the discretion of the Board of Directors, a discretionary performance bonus to be determined from time-to-time by the Board of Directors, and certain perquisites, such as payment for use of an automobile and club dues. The Compensation Committee and, pursuant to its discretion under the employment agreement, the independent members of the Board of Directors approved an increase in Mr. Soto’s base salary for fiscal year 2010 to $480,000 in recognition of the scope of Mr. Soto’s responsibilities. Pursuant to the employment agreement, the Company maintains certain life insurance policies for Mr. Soto’s benefit. Mr. Soto is entitled to have ownership of the life insurance policies transferred to him upon termination of his employment for any reason. The employment agreement will terminate in the event of Mr. Soto’s death and may be terminated by the Company in the event of Mr. Soto’s disability or for cause (as such term is defined in the employment agreement). Mr. Soto is entitled to receive certain benefits if the Company terminates his employment other than for cause or if he terminates his employment for Good Reason (as such term is defined in the employment agreement). See “Potential Payments Upon Termination or Change-in-Control” below for the definition of Good Reason and a summary of the benefits Mr. Soto would receive upon termination pursuant to his employment agreement.

The Company’s other Named Executive Officers are “at will” employees. Each of the Company’s Named Executive Officers, including Mr. Soto, has their compensation reviewed on an annual basis. The Compensation Committee and the independent members of the Board of Directors approved an increase in the fiscal year 2010 base salaries of each of Messrs. Espeso and Mayerick to $227,000 and of Mr. Andrews to $190,500.

The Company maintains certain life insurance policies for Mr. Mayerick. Mr. Mayerick is entitled to have ownership of the life insurance policies transferred to him upon termination of his employment for any reason. See “Potential Payments Upon Termination or Change-in-Control” below for a discussion of the benefits Mr. Mayerick would receive upon termination with respect to these policies.

The shares of restricted stock granted to the Named Executive Officers during fiscal 2009 as listed in the Grants of Plan-Based Awards table were granted for no consideration and are subject to a risk of forfeiture that is scheduled to lapse, subject to the provisions of the Company’s Stock Option and Restricted Stock Plan and the applicable restricted stock award agreement, in five equal annual installments commencing one year after the date of grant and ending five years after the date of grant. If Mr. Soto retires before the end of such five-year period, the risk of forfeiture with respect to any such restricted stock held by Mr. Soto will lapse on the date of his retirement.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information for the Named Executive Officers with respect to outstanding equity-based awards (consisting of unexercised options to purchase the Company’s Common Stock and restricted stock awards subject to a risk of forfeiture) as of June 30, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Raymond M. Soto	1,875	5,625	18.67	1/23/13	22,000	247,280
Joseph Espeso	562	1,688	18.67	1/23/13	6,600	74,184
Joseph Mayerick, Jr.	562	1,688	18.67	1/23/13	6,600	74,184
William C. Andrews	375	1,125	18.67	1/23/13	4,400	49,456

(1)	Options granted on January 23, 2008. These options vest in four equal annual installments beginning on January 23, 2009 and ending on January 23, 2012.

(2)	The aggregate number of shares of restricted stock awarded on January 23, 2008 and August 26, 2008 that were subject to a risk of forfeiture on June 30, 2009.
(3)	The dollar amounts shown in this column are equal to the product of number of shares of Common Stock reported in the column “Number of Shares or Units of Stock That Have Not Vested” multiplied by $11.24, the closing price per share of the Company’s Common Stock on June 30, 2009, the last day of fiscal year 2009.

Option Exercises and Stock Vested During Fiscal Year 2009

The Named Executive Officers did not exercise any stock options during fiscal year 2009. The following table sets forth information with respect to the shares of restricted stock held by the Named Executive Officers as to which the risk of forfeiture lapsed during fiscal year 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
Raymond M. Soto	3,000	20,490
Joseph Espeso	900	6,147
Joseph Mayerick, Jr.	900	6,147
William C. Andrews	600	4,098

(1)	The risk of forfeiture with respect to the shares of Common Stock reported in this column lapsed on January 23, 2009.
(2)	The dollar amounts shown in this column are equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Vesting” multiplied by the closing price per share of the Common Stock on January 23, 2009, the date the risk of forfeiture with respect to such shares lapsed ($6.83).

Potential Payments Upon Termination or Change-in-Control

Chief Executive Officer.  Mr. Soto’s employment agreement provides that he is entitled to receive certain benefits upon termination of his employment.

If the Company terminates Mr. Soto’s employment agreement for other than cause or if Mr. Soto terminates his employment agreement for Good Reason (as defined below), Mr. Soto is entitled to receive, in addition to accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, the following:

(i)	any and all sums that would have become payable to Mr. Soto under the employment agreement during the three-year period following the date of termination, including base salary (assuming that base salary increases by 5% per year) and an annual performance bonus based on the average of the three highest such bonuses during the five fiscal years preceding the date of termination, and
(ii)	during the three-year period following the date of termination, the life insurance that Mr. Soto has the right to receive under the employment agreement, and participation in all plans or programs under the employment agreement (or the economic equivalent if participation is not permitted under the terms of the applicable plan or program).

The amounts covered by clause (i) of the preceding sentence are to be paid in a lump sum (computed without any discount for present value) within 30 days after such termination, unless they are subject to Section 409A of the Internal Revenue Code, in which case if Mr. Soto is a Specified Employee (as defined in Section 409A of the Internal Revenue Code) on the date of his termination, payment will be delayed for six months following such termination. In the event of Mr. Soto’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Mr. Soto’s death occurs. If Mr. Soto terminates the employment agreement for Good Reason, the amounts payable are limited to the maximum amount that can be paid without incurring the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.

Good Reason means a material breach of the employment agreement by the Company, which includes certain changes in Mr. Soto’s duties and responsibilities or the relocation of Mr. Soto’s principal place of employment, or the occurrence of a Defined Corporate Change, which includes:

(i)	a change of control of the Company, including the acquisition by any person or group of beneficial ownership of 30% of the Company’s outstanding shares, or a change in the composition of the Board of Directors during any two-year period resulting in a majority turnover where election or nomination of the new directors was not approved by at least two-thirds of the directors then in office who were directors at the beginning of such period, or
(ii)	approval by the Company’s stockholders of (A) the Company’s merger or consolidation where the Company is not the surviving corporation or (B) the Company’s sale or disposal of all or substantially all of the Company’s assets (including a plan of liquidation).

Mr. Soto must elect to terminate his employment agreement for Good Reason within 24 months after the occurrence of the event or events constituting Good Reason.

If Mr. Soto’s employment with the Company is terminated for cause or if Mr. Soto terminates the employment agreement for other than Good Reason, Mr. Soto is entitled to receive all accrued but unpaid amounts payable under the employment agreement with respect to the period ending on the date of termination, and for one year after termination Mr. Soto is restricted from engaging, within the United States of America, in a business activity that competes with the Company’s business.

The Company may terminate Mr. Soto’s employment if Mr. Soto is absent from his employment for a continuous period of one year due to disability, in which case Mr. Soto is entitled to receive, in addition to all accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, all benefits payable under any disability insurance the Company maintains with respect to Mr. Soto.

If Mr. Soto dies, in addition to the proceeds of the life insurance policies covering Mr. Soto, his legal representative is entitled to receive, on a pro rata basis for the period ending with the last day of the month in which Mr. Soto dies, compensation at Mr. Soto’s then base salary, including accrued and unused vacation pay and any accrued bonus.

If Mr. Soto’s employment terminates for any reason, the employment agreement provides that the Company will transfer to Mr. Soto or his designee ownership of the life insurance policies (including their full cash surrender value) that the Company maintains for Mr. Soto under his employment agreement, and Mr. Soto is entitled to receive all accrued and vested benefits under all Company plans and programs in which he participates.

In fiscal year 2008, Mr. Soto entered into a restricted stock award agreement with the Company with respect to 15,000 shares of restricted stock awarded to Mr. Soto on January 23, 2008, and in fiscal year 2009 Mr. Soto entered into a restricted stock award agreement with the Company with respect to 10,000 shares of restricted stock awarded to Mr. Soto on August 26, 2008. These shares of restricted stock are subject to a risk of forfeiture that lapses (i) with respect to the 15,000 shares awarded on January 23, 2008, in five equal annual installments beginning on January 23, 2009 and ending on January 23, 2013, and (ii) with respect to the 10,000 shares awarded on August 26, 2008, in five equal annual installments beginning on August 26, 2009 and ending on August 26, 2013. Mr. Soto’s restricted stock award agreements provide that the risk of forfeiture with respect to all shares of restricted stock held by Mr. Soto will automatically lapse on the date of his retirement and may automatically lapse immediately prior to the consummation of a Change of Control (as defined in the restricted stock award agreement) if, among other things, Mr. Soto remains employed with the Company upon such Change of Control. See “All Named Executive Officers” below in this section for the definition of Change of Control under the restricted stock award agreement and further information regarding the lapse of such risk of forfeiture upon a Change of Control.

The following table summarizes the estimated potential benefits that would have been payable to Mr. Soto under his employment and restricted stock award agreements if his employment had been terminated on June 30, 2009 for the reasons set forth in the table. The amounts shown in the table do not include accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, or payments or benefits to the extent that they are provided on a non-discriminatory basis to the Company’s salaried employees generally. The amounts set forth in the table are estimates only, assuming that Mr. Soto’s employment terminated on June 30, 2009, and do not necessarily reflect the actual amounts that would be paid to Mr. Soto upon a termination. Actual amounts can only be determined upon termination.

Termination Without Cause or Resignation for Good Reason	Termination for Cause or Resignation Not for Good Reason	Termination Upon Disability	Termination Upon Death	Termination Upon Retirement
$3,529,455(1)	$495,693(2)	$495,693(2)	$1,501,841(3)	$742,973(4)

(1)	Comprised of (i) all sums which would have become payable to Mr. Soto under his employment agreement during the three-year period following the date of termination, including (A) base salary, assuming that base salary for fiscal year 2009 increases by 5% per year, (B) annual performance bonuses based on the average of the three highest such bonuses, including cash bonus and the value of restricted stock awarded as of the date of the award (22,000 of which shares would be forfeited upon termination under this category), paid in respect of the five fiscal years preceding the date of termination, and (C) benefits and perquisites based on benefits and perquisites paid during fiscal year 2009, which are comprised of reimbursement of medical expenses not covered under the Company’s health insurance program, car lease payments, club membership dues, contribution to the Company’s 401(k) Savings Plan for employer match and $54,584 for premiums for certain life insurance policies maintained by the Company for Mr. Soto; (ii) the cash surrender value at June 30, 2009 of life insurance maintained by the Company for the benefit of Mr. Soto; and (iii) health, disability and group life insurance premiums for the three-year period following the date of termination. If Mr. Soto terminates his employment agreement for

Good Reason, the amounts payable to Mr. Soto are subject to reduction so that they are not subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.
(2)	Cash surrender value at June 30, 2009 of life insurance maintained by the Company for the benefit of Mr. Soto.
(3)	Life insurance proceeds payable under life insurance maintained by the Company for the benefit of Mr. Soto.
(4)	Comprised of (i) the market value of 22,000 shares of restricted stock for which the forfeiture restrictions automatically lapse on the date of retirement, based on a stock price of $11.24 per share, which is the closing price of the Company’s Common Stock on June 30, 2009, and (ii) the cash surrender value at June 30, 2009 of life insurance maintained by the Company for the benefit of Mr. Soto.

Other Named Executive Officers.  The Company has a severance compensation plan which provides for special severance benefits to employees designated by the Board of Directors if they are terminated (which includes resignation) during the 24-month period following a Defined Corporate Change (as defined above). The benefit is payable within ten days of termination of employment unless the benefit is subject to Section 409A of the Internal Revenue Code, in which case payment of the benefit shall be delayed for six months following such termination if the designated employee is a Specified Employee (as defined in Section 409A of the Internal Revenue Code) on the date of termination. The benefit shall be equal to a multiple (as pre-designated by the Executive Compensation Committee) of the sum of (i) such employee’s annualized base salary for the period immediately prior to the Defined Corporate Change, (ii) the average of such employee’s bonuses in the three highest years during the five-year period prior to termination, and (iii) certain annual medical insurance premiums previously paid by the Company for the benefit of such employee. The benefit payable under the severance compensation plan may not exceed the maximum amount that can be paid without incurring the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code. In certain circumstances, the severance compensation plan may be amended or terminated by the Board of Directors.

In fiscal year 2009, Messrs. Espeso and Mayerick were the only participants in the severance compensation plan, and the benefit payable to each of Messrs. Espeso and Mayerick pursuant to such plan is equal to two times the amounts listed in clauses (i), (ii) and (iii) of the preceding paragraph and is payable only if the termination is for a reason other than death, disability or retirement.

In addition, the Company maintains certain life insurance policies for Mr. Mayerick. Mr. Mayerick is entitled to have ownership of the life insurance policies transferred to him upon termination of his employment for any reason.

The following table shows the estimated potential benefits that would have been payable to each of Mr. Espeso and Mr. Mayerick had their employment been terminated on June 30, 2009 for the reasons set forth in the table. The amounts shown in the table do not include payments or benefits provided on a non-discriminatory basis to the Company’s salaried employees generally. The amounts set forth in the table are estimates only, assuming that Mr. Espeso’s and Mr. Mayerick’s employment was terminated on June 30, 2009, and do not necessarily reflect the actual amounts that would be paid to Mr. Espeso or Mr. Mayerick upon a termination. Actual amounts can only be determined upon termination.

Name	Termination (Other Than for Death, Disability or Retirement) Following a Defined Corporate Change(1)	Other Termination (Not Including Death)		Death
Joseph Espeso	$850,768	—		—
Joseph Mayerick, Jr.	$1,096,609	$245,841	(2)	$616,499	(3)

(1)	Comprised of (i) for each of Messrs. Espeso and Mayerick, all sums payable to such Named Executive Officer under the severance compensation plan, including two times (A) such Named Executive Officer’s annualized base salary for the period immediately prior to the Defined Corporate Change, (B) the average of such Named Executive Officer’s three highest annual performance bonuses, including cash bonus and the value of restricted stock awarded as of the date of the award (6,600 of which shares would be forfeited upon termination), during the five-year period prior to termination, and (C) certain annual medical insurance premiums previously paid by the Company for the benefit of such Named Executive Officer; and (ii) in the case of Mr. Mayerick, the cash surrender value at June 30, 2009 of life insurance maintained by the Company for the benefit of Mr. Mayerick. The amounts payable to each of Messrs. Espeso and Mayerick under the severance compensation plan are subject to reduction so that they are not subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.
(2)	Cash surrender value at June 30, 2009 of life insurance maintained by the Company for the benefit of Mr. Mayerick.
(3)	Life insurance proceeds payable under life insurance maintained by the Company for the benefit of Mr. Mayerick.

All Named Executive Officers.  Each of the Named Executive Officers is party to restricted stock award agreements with the Company with respect to shares of restricted stock awarded to each such Named Executive Officer on January 23, 2008 and August 26, 2008. The shares of restricted stock subject to the restricted stock award agreements are subject to a risk of forfeiture that lapses (i) with respect to the shares of restricted stock awarded on January 23, 2008, in five equal annual installments beginning on January 23, 2009 and ending on January 23, 2013, and (ii) with respect to the shares of restricted stock awarded on August 26, 2008, in five equal annual installments beginning on August 26, 2009 and ending on August 26, 2013. Each such restricted stock award agreement provides that the risk of forfeiture with respect to all shares of restricted stock held by the applicable Named Executive Officer will automatically lapse immediately prior to the consummation of a Change of Control, unless such Named Executive Officer ceases to be employed with the Company upon such Change of Control or if the acquiring or successor entity (or parent thereof) in the Change of Control transaction provides for the continuance or assumption of such restricted stock award agreement or the substitution for such restricted stock award agreement of a new agreement of comparable value covering shares of a successor corporation. Under each of these restricted stock award agreements, “Change of Control” is defined to include:

(i)	approval by the Company’s shareholders (or Board of Directors, if shareholder action is not required) of a sale or other disposition of all or substantially all of the Company’s assets, other than to a subsidiary,

(ii)	approval by the Company’s shareholders (or Board of Directors, if shareholder action is not required) of a merger, plan of reorganization, consolidation or share exchange with any other entity, where immediately following such a transaction the holders of the Company’s voting securities or such surviving entity immediately prior to such transaction hold securities representing 50% or less of the combined voting power of the voting securities of the Company or such surviving entity immediately after such transaction, and
(iii)	any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, other than the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, becomes the beneficial owner of, or obtains voting control over, more than 50% of the outstanding shares of the Company’s Common Stock.

The following table shows the estimated benefits that would have been payable to each Named Executive Officer under his respective restricted stock award agreements if a Change of Control had occurred on June 30, 2009, assuming that the applicable Named Executive Officer’s employment was not terminated in connection with such Change of Control and the acquiring or successor entity (or parent thereof) in the Change of Control transaction did not provide for the continuance or assumption of such restricted stock award agreements or the substitution for such restricted stock award agreements of new agreements of comparable value covering shares of a successor corporation.

Name	Restricted Stock Acceleration(1)
Raymond M. Soto	$247,280
Joseph Espeso	$74,184
Joseph Mayerick, Jr.	$74,184
William C. Andrews	$49,456

(1)	Represents the number of shares of restricted stock held by such Named Executive Officer subject to a risk of forfeiture as of June 30, 2009, multiplied by a stock price of $11.24 per share, which is the closing price of the Company’s Common Stock on June 30, 2009. Information regarding the number of shares of restricted stock held by each Named Executive Officer that remained subject to a risk of forfeiture as of June 30, 2009 is set forth in the Outstanding Equity Awards at 2009 Fiscal Year-End table above.

Non-Employee Directors’ Compensation in Fiscal Year 2009

Directors who are also employees of the Company or any of its subsidiaries receive no additional compensation for their service as a director. The following table sets forth all compensation paid or granted by the Company for fiscal year 2009 to each director who is not a Named Executive Officer or otherwise an employee of the Company or any of its subsidiaries.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(3)(6)(7)	Total ($)
Kevin M. Conlisk	37,500	823	10,022	48,345
Michael H. Flynn	30,000	823	17,106	47,929
George R. Kabureck	35,000	823	17,106	52,929
Stephen F. Ryan	35,000	823	26,679	62,502
Gerald A. Smith	37,500	823	10,022	48,345

(1)	Michael C. Hedger is President of the Company’s wholly-owned subsidiary, A-G Geophysical Products, Inc. (“A-G”). As an employee of one of the Company’s subsidiaries, Mr. Hedger did not receive any additional compensation for his service as a director of the Company. See “Certain Relationships and Related Transactions” for information regarding Mr. Hedger’s compensation as President of A-G in fiscal year 2009.
(2)	Represents annual director’s fees and fees earned for Board and committee meeting attendance in fiscal year 2009.
(3)	Represents the dollar amount recognized in the Company’s financial statements with respect to fiscal year 2009 for all restricted stock awards or stock options, as applicable, held by each non-employee director computed in accordance with SFAS 123(R). For a discussion of the assumptions made in these valuations, refer to “Note 11 — Stock Options and Restricted Stock” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year ended June 30, 2009.
(4)	Each non-employee director was granted 1,000 shares of restricted stock on November 25, 2008. The grant date fair value of this restricted stock award to each non-employee director computed in accordance with SFAS 123(R) is $7,050, which is calculated based on the number of shares of restricted stock awarded multiplied by $7.05, the closing price of the Company’s Common Stock on November 25, 2008, the date of grant.
(5)	As of June 30, 2009, each director named in the above table held 1,000 shares of restricted stock that were subject to a risk of forfeiture that lapses in five equal annual installments beginning on November 25, 2009, and ending on November 25, 2013.
(6)	During fiscal year 2009, each of Mr. Conlisk and Mr. Smith was granted a stock option for 7,500 shares pursuant to the terms of the Company’s Stock Option and Restricted Stock Plan upon his re-election as a director on November 25, 2008. The grant date fair value of each such stock option award computed in accordance with SFAS 123(R) is $30,900. The fair value of stock options is estimated using the Black-Scholes option pricing model. For a discussion of the assumptions made in these valuations, refer to “Note 11 — Stock Options and Restricted Stock” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.
(7)	As of June 30, 2009, each director named in the above table had outstanding options for an aggregate of 12,000 shares of the Company’s Common Stock.

In fiscal year 2009, non-employee directors received a $15,000 director’s fee ($22,000 for the Chairman of the Audit Committee); a fee of $2,000 for attendance at each meeting of the Board of Directors; and generally received a fee of $1,000 for each committee meeting attended.

Under the Company’s Stock Option and Restricted Stock Plan:

•	each non-employee director elected by the stockholders at the Company’s Annual Meeting of Stockholders held in years from and including 2006 through and including 2015 received or will receive an option to purchase 7,500 shares of the Company’s Common Stock each time the director is elected; and
•	the non-employee directors who were elected by the stockholders at the Company’s Annual Meeting of Stockholders held in 2003, 2004 and 2005 were granted on November 21, 2006, an aggregate of options for 22,500 shares, comprised of 4,500 shares to each of Messrs. Flynn and Kabureck (elected in 2003), Mr. Ryan (elected in 2004), and Messrs. Conlisk and Smith (elected in 2005).

Each option granted to a non-employee director has an option term of five years from the date it is granted and is first exercisable with respect to 25% of the shares covered under the grant in each of the second through fifth year of its term and is otherwise subject to the terms and conditions of the Company’s Stock Option and Restricted Stock Plan and the applicable stock option agreement.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

McGladrey & Pullen, LLP (“McGladrey”) served as the Company’s independent accountants for the year ending June 30, 2009. Representatives of McGladrey will be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from stockholders.

The Audit Committee is expected to select the Company’s independent accountants for the fiscal year ending June 30, 2010 no later than March 2010, in accordance with the Company’s past practice to make such selection in the spring of each fiscal year.

Audit and Non-Audit Fees

The following table sets forth fees billed to the Company by McGladrey for the fiscal years ended June 30, 2009 and 2008:

	2009	2008
Audit Fees	$405,000	$427,000
Audit-Related Fees	9,000	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees include fees billed for the audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K, reviews of unaudited financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the Company’s independent accountants in connection with statutory or regulatory filings or engagements, including consents and assistance with and review of documents filed with the Securities and Exchange Commission. Audit-Related Fees in fiscal year 2009 include fees billed for assistance in connection with the sale of the Company’s subsidiary, Custom Products Corporation.

Audit Committee Pre-Approval Policy

The Audit Committee must approve in advance all audit and non-audit services (except as permitted by law) provided to the Company by independent accountants. All of the audit and audit-related fees disclosed in the table above were approved by the Audit Committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has established procedures for stockholders to send communications regarding issues or concerns with respect to the Company’s business or the functions of the Board of Directors directly to the Company’s Board of Directors. Stockholders may communicate with the Board of Directors as a group or individually by writing to: The Office of the Secretary at the Company’s offices at Four Duke Place, Norwalk, Connecticut 06854. The mailing envelope must contain a clear notation indicating that the enclosed mailing is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” as the case may be. All such letters must identify the author as a stockholder of the Company and, if the letter is a “Stockholder — Director Communication,” clearly state the name or names of the intended director recipients. If not adequately set forth in the letter, the Secretary may require reasonable evidence that a communication is made by a stockholder of the Company before transmitting the communication to the Board of Directors or individual director. If a stockholder wishes the communication to be confidential, the stockholder must clearly indicate on the envelope that the communication is “Confidential.” Stockholder communications will be forwarded by the Secretary to the Chairman of the Board of Directors for distribution to the Board of Directors at the next regularly scheduled meeting of the Board of Directors or at such earlier time as the Chairman deems appropriate, or to the individual director(s) identified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons owning more than 10% of the Company’s Common Stock (“Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these filings received by the Company, the Company believes that such Reporting Persons complied with all Section 16(a) filing requirements applicable to Reporting Persons during the fiscal year ended June 30, 2009, except for a Form 4 for each of Messrs. Soto, Espeso, Mayerick and Andrews reporting the acquisition of 10,000, 3,000, 3,000 and 2,000 shares, respectively, of restricted Common Stock on August 26, 2008, which Forms 4 were required to be filed by August 28, 2008, and were filed on September 2, 2008.

STOCKHOLDERS’ PROPOSALS

Pursuant to Securities Exchange Act Rule 14a-8, in order to be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s Annual Meeting of Stockholders, any stockholder proposals must be received by the Company’s Secretary at Four Duke Place, Norwalk, Connecticut 06854, on or before June 25, 2010. All proposals must also comply with the applicable requirements of the federal securities laws in order to be included in the Company’s proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders.

A stockholder who wishes to bring business before the 2010 Annual Meeting of Stockholders that will not be included in the Company’s proxy statement and form of proxy must be a stockholder of record at the time notice of the proposal is delivered to the Company’s Secretary, must be entitled to vote at the meeting, and must provide written notice of the proposal to the Company’s Secretary at Four Duke Place, Norwalk, Connecticut 06854, no earlier than the close of business on August 26, 2010 and no later than the close of business on September 15, 2010. Such business must be a proper matter for stockholder action, and the notice must contain certain information and representations and otherwise comply with the requirements set forth in the Company’s Bylaws.

OTHER MATTERS

The Board of Directors does not know of any matters that may come before the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders and in this Proxy Statement. However, if any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or facsimile, by regular employees of the Company or others affiliated with the Company. The Company may engage a proxy solicitation firm to assist in the solicitation of proxies and the cost, if any, for such service will be paid by the Company. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending or forwarding proxy material to principals.

All stockholders are urged to execute, date and return promptly the enclosed form of proxy in the enclosed return envelope, regardless of whether they intend to be present in person at the Annual Meeting.

By Order of the Board of Directors,
WILLIAM C. ANDREWS, Secretary

Norwalk, Connecticut
Dated: October 23, 2009

Appendix A

BOLT TECHNOLOGY CORPORATION
THIRD AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) of Bolt Technology Corporation (the “Company”) shall consist of at least three members who at all times shall be members of the Board of Directors, all of whom, individually and as a group meet all applicable independence and experience qualifications as required by law, including without limitation, the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder, as well as the requirements of the NASDAQ Stock Market LLC or such other principal securities exchange or market on which the Company’s common stock may be listed or approved for trading from time to time. The members of the Committee shall be designated by resolution of the Board of Directors, each such member to serve until he is no longer a director or until removed and a successor is elected by the Board of Directors, whichever shall first occur.

The Committee is empowered and directed to:

GENERAL

(1)	Provide an open avenue of communication between the independent auditor and the Board of Directors.
(2)	Meet as frequently as circumstances require, and as required by law or the requirements of the NASDAQ Stock Market LLC or such other principal securities exchange or market on which the Company’s common stock may be listed or approved for trading from time to time. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.
(3)	Confirm and assure the independence of the independent auditor as required by law, as well as the requirements of the NASDAQ Stock Market LLC or such other principal securities exchange or market on which the Company’s common stock may be listed or approved for trading from time to time, which shall include taking the following actions:
(a)	Receive from the independent auditor a formal written statement delineating all relationships between the auditor and the Company, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence.
(b)	Have discussions with the auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditor.
(c)	Take, or recommend to the Board of Directors that it take, appropriate action to oversee the independence of the outside auditors.
(4)	Review with the independent auditor the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.
(5)	Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

(6)	Consider and review with the independent auditor:
(a)	The adequacy of the Company’s and related entities’ internal controls including computerized information system controls and security.
(b)	Related findings and recommendations of the independent auditor together with any actions taken by management.
(7)	Consider and review with management and the independent auditor:
(a)	Significant findings during the year, including the status of previous audit recommendations.
(b)	Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.
(8)	Meet periodically with the independent auditor and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.
(9)	Report periodically to the Board of Directors on significant results of the foregoing activities.
(10)	Instruct the independent auditor of its ultimate accountability to the Board of Directors and to the Committee as the stockholders’ representative, and exercise the Committee’s authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor.
(11)	Oversee the accounting and financial reporting processes of the Company and oversee, as appropriate or otherwise required, any outside accounting firms that the Company may retain, and cause all such outside accounting firms to report directly to the Committee with respect to its audit and auditing services, and other services as appropriate.
(12)	Engage independent counsel and other advisors as it determines necessary to carry out its duties.
(13)	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and to any independent counsel and other advisers employed by the Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
(14)	Perform such other duties required to be performed by the Committee pursuant to law, as well as the requirements of the NASDAQ Stock Market LLC or such other principal securities exchange or market on which the Company’s common stock may be listed or approved for trading from time to time.
(15)	Perform other duties as the Board of Directors may from time to time assign to it.

CONTINUOUS ACTIVITIES

(1)	Advise financial management and the independent auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices.
(2)	Provide that financial management and the independent auditor discuss with the audit committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.
(3)	Inquire as to the auditor’s independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.
(4)	Inquire as to the auditor’s views about whether management choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minority practices.
(5)	Determine, in regard to new transactions or events, the auditor’s reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.
(6)	Assure that the auditor’s reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.
(7)	Inquire as to the auditor’s views about how the Company’s choices of accounting principles and disclosure practices may affect public views and attitudes about the Company.

SCHEDULED ACTIVITIES

(1)	Appoint the independent auditor, approve in advance all auditing services and non-audit services (other than as permitted by law) provided to the Company by the independent auditor, approve the compensation of the independent auditor, and review and approve the discharge of the independent auditor.
(2)	Consider, in consultation with the independent auditor, the audit scope and plan of the independent auditor.
(3)	Review with management and the independent auditor, the results of annual audits and related comments including:
(a)	The independent auditor’s audit of the Company’s annual financial statements, accompanying footnotes and its report thereon.
(b)	Any significant changes required in the independent auditor’s audit plans.
(c)	Any difficulties or disputes with management encountered during the course of the audit.
(d)	Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards.

(4)	Review and reassess the adequacy of the Committee’s Charter annually, and recommend any proposed changes to the Board of Directors for its approval.

OTHER OVERSIGHT ACTIVITIES

(1)	Review and approve requests for any management consulting engagement to be performed by the Company’s independent auditor and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.
(2)	Review with Company counsel or other legal counsel legal and regulatory matters that may have a material impact on the Company’s and related entities financial statements, compliance policies and programs.
(3)	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist it in the conduct of any investigation.
(4)	Establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

BOLT TECHNOLOGY CORPORATION

Annual Meeting of Stockholders

November 24, 2009 at 10:00 a.m. EST

Doubletree Hotel
789 Connecticut Avenue
Norwalk, Connecticut 06854

WO#
59061-1

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

	FOR ALL	WITHHELD FOR ALL	*EXCEPTIONS
Item 1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
Class whose term expires in 2012:

01 Michael H. Flynn
02 George R. Kabureck
03 Raymond M. Soto

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions______________________________________

Item 2. To transact in their discretion such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ____________________________ **Signature** ____________________________ **Date** __________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

ADMISSION TICKET

Annual Meeting

of

BOLT TECHNOLOGY CORPORATION

Tuesday, November 24, 2009

10:00 a.m. EST

Doubletree Hotel

789 Connecticut Avenue

Norwalk, Connecticut 06854

▼ FOLD AND DETACH HERE ▼

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BOLT TECHNOLOGY CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 24, 2009

The undersigned hereby appoints Raymond M. Soto and Joseph Mayerick, Jr. proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Bolt Technology Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held November 24, 2009 or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS SET FORTH ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO#
59061-1